SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of report (Date of Earliest Event Reported): January 25, 1999



                               BE AEROSPACE, INC.
               (Exact name of registrant as specified in charter)




DELAWARE                       0-18348                         06-1209796
(State or other        (Commission File Number)            (I.R.S. Employer
jurisdiction                                                Identification No.)
of incorporation)


1400 Corporate Center Way, Wellington, Florida                    33414
(Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (561) 791-5000


                      Exhibit Index Appears on page [___].


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Item 2.        Acquisition or Disposition of Assets.

        B/E Aerospace Inc. (the "Company") announced on January 25, 1999 that it has signed a definitive agreement to sell a 51% interest in its In-Flight Entertainment, LLC subsidiary ("IFE") to Sextant Avionique, Inc., a wholly owned subsidiary of Sextant Avionique, S.A. ("Sextant"). Sextant, which supplies complete avionics systems for both military and civil aircraft, is one of the world's leading suppliers of aircraft avionics systems and the largest supplier of avionics systems to Airbus Industrie.

        Terms of the agreement provide for Sextant to acquire a 51% interest in IFE for an initial cash purchase price of $62 million. The final purchase price for the 51% interest will be determined on the basis of operating results for the joint venture over its initial two years of operations, and could range from $47 million to $87 million. Completion of the transaction, which is subject to regulatory approvals, is expected by February 28, 1999. The Company intends to use 100% of the proceeds from this transaction to reduce its bank borrowings.

        The new company, named Sextant In-flight Systems, LLC, will be headquartered in B/E Aerospace's existing 120,000-sq. ft. state-of-the-art facility in Irvine, California. The in-flight entertainment products manufactured, tested, and certified at this facility include the MDDS (Multimedia Digital Distribution System) advanced interactive individual-passenger video entertainment systems; the BE2000 multi-channel, distributed individual-passenger video systems; passenger control units (noise canceling, digital, analog, and telephone); and individual-passenger audio systems. In addition, the company manufactures, in conjunction with Harris Corporation, a direct broadcast satellite television system called LiveTV(TM).

Item 5.        Other Events.

        On January 25, 1999, the Company announced that it will take a charge to restructure its operations, including the consolidation of a number of facilities, a substantial reduction in employment and rationalization of its product offerings. The cost of restructuring, together with costs to rationalize its product offerings and costs associated with new product introductions, the latter of which are expected to decline over the course of the next several quarters, is expected to be approximately $70 million. The Company also announced that a new accounting standard by the American Institute of Certified Public Accountants, which requires start-up and organization costs associated with acquisitions to be expensed rather than amortized, and which is effective for years beginning after December 15, 1998, will be adopted as of the beginning of the Company's current fiscal year.

        The Company's restructuring plans provide for the elimination of seven manufacturing sites and an estimated net reduction of 500 employees (or eight-percent of the Company's workforce) over the next 12 months. The Company also anticipates the successful completion of business process reengineering and Y2K system compliance initiatives that have been refocused to include all acquisitions. The scope of these efforts builds in top-to-bottom revamping of operating practices, systems and personnel, and targets the incorporation of industry-wide "best practices" and lean manufacturing concepts at all B/E operations, including the recent acquisitions. The costs of reengineering and certain Y2K initiatives will be expensed during the periods in which they are incurred.

Item 7.        Financial Statements and Exhibits.

(c)            Exhibits.

               Exhibit No.         Description
               -----------         -----------
               99.1                Press Release, dated January 25, 1999.



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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        BE AEROSPACE, INC.



                        By:  /s/ Thomas P. McCaffrey
                             -----------------------------
                             Name:  Thomas P. McCaffrey
                             Title: Corporate Senior Vice President of
                                      Administration and Chief Financial Officer



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                                  EXHIBIT INDEX



 Exhibit No.           Description of Exhibits                              Page
-------------          -----------------------
    99.1               Press Release, dated January 25, 1999.